UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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☐ Definitive Proxy Statement
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BOYD BROS. TRANSPORTATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contact:	Richard C. Bailey Chief Operating Officer and Chief Financial Officer (334) 775-1221

BOYD BROS. TRANSPORTATION ANNOUNCES AMENDMENT TO AND EXTENSION OF MERGER
AGREEMENT WITH BBT ACQUISITION CORPORATION

PURCHASE PRICE TO UNAFFILIATED STOCKHOLDERS
INCREASES TO $9.18 PER SHARE

CLAYTON, Ala. (July 9, 2004) -Boyd Bros. Transportation Inc. (NASDAQ/SmallCap: BOYD) (the “Company”) today announced that it has signed an amendment to the merger agreement between the Company and BBT Acquisition Corporation (“BBT”). BBT is a company owned by Dempsey Boyd, the founder of the Company, Gail B. Cooper, the President and Chief Executive Officer of the Company, and certain of their family members. The amendment to the merger agreement increases the purchase price to be paid to each stockholder of the Company (other than BBT and the Boyd family stockholders of BBT) for each share of Company common stock owned at the time of the merger from $7.00 to $9.18 in cash and extends the termination date of the merger agreement until September 15, 2004.

     The amendment has been unanimously approved by the Board of Directors of the Company, with Gail B. Cooper abstaining, following the unanimous recommendation of a Special Committee of the Board. The Special Committee, which was formed to consider and negotiate a possible acquisition proposal by the Boyd family, consists of four independent non-management members of the Board of Directors and is chaired by Stephen J. Silverman.

     The merger transaction remains subject to the completion of financing arrangements, approval by a majority of the Company’s stockholders, and certain other customary closing conditions.

     The Company indicated that its operating results through the first six months of 2004 were improved significantly compared with the year-earlier period, due primarily to a strengthening U.S. economy and improved freight volume. The Company further noted that year-to-date results had caused Company management to revise internal projections for the remainder of 2004 through 2007. Based on the favorable operating results and the revised internal projections recently provided to the Company’s Board of Directors by Company management, the Special Committee deemed it appropriate to negotiate an increase in the merger consideration to be paid by BBT. As a result of these negotiations, BBT increased to $9.18 the purchase price offered by it for each share of common stock owned by stockholders other than BBT and the Boyd family stockholders of BBT.

     This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger. The Company has filed preliminary proxy materials with the Securities and Exchange Commission for the special meeting of stockholders to be held to vote on the proposed merger. Upon satisfactory completion of the Commission’s review and comment on the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the merger and will file with the Commission and mail to the Company’s stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including the recommendation of the Company’s Board of Directors with respect to the merger. Stockholders are advised to read the definitive proxy materials, including the proxy statement and the merger agreement, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge on the Commission’s website at www.sec.gov.

     The Company, Dempsey Boyd, BBT Acquisition Corporation and the Company’s executive officers and directors may be deemed to be participants in the solicitation of the stockholders of the Company with respect to the transactions contemplated by the merger agreement. Information concerning the direct or indirect interests of such executive officers or directors is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 26, 2004, and will be contained in the proxy materials relating to the transaction. The Company’s Annual Report on Form 10-K is available, free of charge, on the Commission’s website at www.sec.gov.

     Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout most of the continental United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.